ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

April 1, 2008

Allianz Funds Multi-Strategy Trust (the “Trust”)

c/o Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Allianz RCM Global EcoTrendsSM Fund, a series of the Trust (the “Acquiring Fund”) of all of the assets, subject to liabilities, of Allianz RCM Global EcoTrendsSM Fund, a Massachusetts business trust (the “Acquired Fund”), and the issuance of shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and between the Acquired Fund and the Trust, on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is part of the Registration Statement. We assume that each of the Shares will be sold for the consideration described in the Registration Statement, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

We have examined the form of Agreement and Plan of Reorganization, an executed copy of your Agreement and Declaration of Trust, as amended to the date hereof (the “Declaration of Trust”), on file in the offices of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston, and the By-laws of the Trust, as amended to the date hereof, and are familiar with the actions taken by your trustees at a meeting commencing on March 12, 2008. We have further examined such other documents and records as we have deemed necessary for the purpose of this opinion.

We have assumed, for purposes of this opinion, that, prior to the date of issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the parties thereto.

Based on the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares has been duly authorized under Massachusetts law. When issued in accordance with the Agreement and Plan of Reorganization, the Shares so issued and sold will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust. The Declaration of Trust provides for indemnification out of the property of the particular series of shares for all loss and expense of any shareholder or former shareholder of such series (or his or her heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or other general successor) held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the series itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP